Exhibit 99.1

JCPENNEY ANNOUNCES SENIOR MANAGEMENT PROMOTIONS

Experienced, Talented JCPenney Executives to Assume Leadership Roles in
Finance, Sourcing and Technology

PLANO, Texas (Jan. 10, 2011) – J. C. Penney Company, Inc. (NYSE:JCP) today announced a series of senior leadership promotions in its finance, sourcing and technology organizations.  These promotions include the appointment of Michael Dastugue as executive vice president and chief financial officer; Ken Mangone as executive vice president of Product Development, Design and Sourcing; and Ed Robben as senior vice president and chief information officer.  Mr. Dastugue, Mr. Mangone and Mr. Robben are all members of JCPenney’s Executive Board.

Mr. Dastugue succeeds Robert Cavanaugh, who will be stepping down as CFO after 32 years with JCPenney.  Mr. Cavanaugh will serve as an adviser to Myron E. (Mike) Ullman, III, the Company’s chairman and chief executive officer, providing counsel in support of JCPenney’s long-term financial objectives, until his expected retirement in January 2012.  Mr. Mangone succeeds Peter McGrath, who retired December 31 after 37 years with JCPenney and who will continue to be a key contributor to JCPenney’s Supplier Council.  Mr. Dastugue and Mr. Mangone report to Mr. Ullman.  Mr. Robben reports to Tom Nealon, group executive vice president, who is responsible for jcp.com, IT, corporate strategy and JCPenney’s digital ventures organization and previously held the CIO position.

Mr. Ullman said, “These promotions reflect the strong bench of management talent in our organization and our commitment to training and promoting leadership across the Company.  Michael, Ken and Ed each bring exceptional experience and expertise to their new positions, leading areas of critical importance and strength at JCPenney.”

Mr. Ullman added, “On behalf of the Board and entire JCPenney organization, I would like to thank Bob Cavanaugh and Peter McGrath for their many years of exceptional service.  As CFO over the past decade, Bob has played a key role in maintaining JCPenney’s fiscal health during very challenging economic periods and positioning the Company as a leader in terms of financial strength in the retail industry.  Peter was instrumental in building the Company’s design and sourcing organization, which has set the standard in the industry.  They each trained outstanding successors and teams, which will result in a seamless transition in both of their roles.”

Michael Dastugue, 46, is a highly skilled finance executive who has developed broad experience across a range of critical functions since joining JCPenney in 1991, including corporate finance as treasurer and SVP of property development, where he was responsible for the development of the Company’s new store growth and renovations.  He served most recently as SVP of finance, and was responsible for directing the financial strategies of all JCPenney business units, including more than 1,100 JCPenney stores, the Company’s international buying offices, logistics facilities and Home Office in Plano.  During his tenure at JCPenney, he has established himself as a respected leader in finance, which has provided him with the foundation to be an excellent financial steward for JCPenney and to deliver enhanced value for shareholders.

In his new role, Ken Mangone, 51, directs JCPenney’s industry-leading product development, design and sourcing organization, which has long been respected in the retail industry for pioneering innovation.  His responsibilities include driving the success of JCPenney’s private and exclusive brands, which account for approximately 50 percent of the Company’s annual sales.  Mr. Mangone joined JCPenney in 1977, and over his tenure at the Company has helped to establish JCPenney’s private brands among the largest and most successful in the industry.  Furthermore, he played key roles in both the development of JCPenney’s central sourcing strategy prior to the launch of JCPenney’s sourcing organization in 1998, and most notably in the development of JCPenney’s outstanding private brand design organization, creating a competitive advantage for the Company.  Under Mr. Mangone’s leadership, JCPenney has expanded its design talent from 80 to 230 people over the last four years, and established a robust recruitment and training program through which JCPenney recruits top talent from the best design schools in the country.

Ed Robben, 50, is now responsible for the Company’s information technology platform, including the design and development of systems and infrastructure to ensure an exceptional online shopping experience.  He joined JCPenney in 2007 as SVP of Core Applications Development, and most recently directed information technology for the Company’s merchant, sourcing, and direct organizations.  Prior to joining JCPenney, he held a vice president position at EDS, implementing technology solutions for the Navy Marine Corps Intranets (NMCI) program.  He previously served as a consultant at the Feld Group, an IT management consulting firm later acquired by EDS.

For further information:

Media Relations                                                                              Investor Relations

Darcie Brossart (972) 431-3400                                                      Kristin Hays (972) 431-5500
jcpcorpcomm@jcpenney.com                                                         jcpinvestorrelations@jcpenney.com

Corporate Website

www.jcpenney.net

About JCPenney

JCPenney, one of America's leading retailers, operates over 1,100 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com. Serving more than half of America’s families each year, JCPenney offers a wide array of private, exclusive and national brands which reflect the Company’s vision to be America’s shopping destination for discovering great styles at compelling prices. Traded as “JCP” on the New York Stock Exchange, the $17.6 billion retailer is transforming its organization to support its Long Range Plan strategies to build a sustainable, profitable enterprise that serves its customers, engages its associates and rewards its shareholders.  For more information visit www.jcpenney.net.

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